EXHIBIT 15

TXU US Holdings Company

1601 Bryan Street

Dallas, TX 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU US Holdings Company and subsidiaries (US Holdings) for the three-month and six-month periods ended June 30, 2005 and 2004, as indicated in our report dated August 12, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in US Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

August 12, 2005